UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
May 22, 2006

Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Effective May 22, 2006, Harvey N. Gillis resigned as a member of our board of directors, chairman of the audit committee and member of the compensation committee of our board. As a Class I director, Mr. Gillis’s current term was scheduled to expire as of the 2006 annual meeting of shareholders. Mr. Gillis resigned prior to the expiration of his term for personal reasons and not due to any disagreement on any matter relating to our operations, policies or practices.
     In light of this resignation, the board of directors has appointed W. Robert Berg as the chairman of the audit committee of the board, which currently has three members, all of whom meet the independence and other requirements of Nasdaq Rule 4350(d)(2)(A)(i). Mr. Berg has served on the audit committee continuously since he joined the board in 2002. He meets the “financial sophistication” requirements of Nasdaq Rule 4350(d)(2)(i) and the definition of an “audit committee financial expert” within the meaning of Securities and Exchange Commission Regulation S-K Item 401(h)(2). Mr. Berg also serves as the chairman of the compensation committee of our board.
     As a result of Mr. Gillis’s resignation, we have one vacancy on our board of directors. We are in the process of evaluating the impact of this resignation on our compliance with Nasdaq Rule 4350(c), which requires that our board be comprised of a majority of independent directors. We expect to seek interpretive advice from Nasdaq with respect to one of our remaining directors in order to make that determination. In the event that Mr. Gillis’s resignation results in our noncompliance with this requirement, under Nasdaq Rule 4350(c), we will have until the earlier of our next annual meeting or one year from the date of Mr. Gillis’s resignation to regain compliance.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: May 25, 2006